Exhibit 99.1
Celanese Corporation
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Celanese Temporarily Ceases Acetic Acid Production at Clear Lake, Texas Facility; Company Reaffirms Full Year Guidance
Acetic Acid Plant in Nanjing, China Begins Commercial Production
DALLAS, June 12, 2007 — Celanese Corporation (NYSE:CE), a global hybrid chemical company, today announced that initial attempts to repair the acetic acid unit at its Clear Lake, Texas facility were unsuccessful upon restart, and a shutdown will be required for additional repair. The company has informed its acetic acid and derivatives customers that the force majeure previously announced on May 14 will be extended. Celanese will also expand the force majeure to additional acetyl derivatives products.
The company also announced that its 600,000 metric ton acetic acid facility in Nanjing, China has passed commercial qualification and is currently running at full production rates.
Based upon current expectations that sustainable operations at the Clear Lake facility resume by mid-July, the company continues to expect its full year adjusted earnings to be within its previously announced guidance range of between $2.85 and $3.15 per share. However, the company does expect the outage to have an impact on second quarter results. Adjusted earnings per share in the second quarter are expected to be modestly below the current second quarter 2007 First Call mean estimate.

Contacts:

Investor Relations	Media
Mark Oberle	Jeremy Neuhart
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519
Email: Mark.Oberle@celanese.com	Jeremy.Neuhart@celanese.com
About Celanese:
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

2